Exhibit (d)(12)
INVESTMENT SUB-ADVISORY AGREEMENT
By and Between
RE Advisers Corporation
and
T. Rowe Price Associates, Inc.
INVESTMENT SUB-ADVISORY AGREEMENT, made as of the 5th day of December, 2008, (“Effective Date”) by and among RE Advisers Corporation, a corporation organized and existing under the laws of Virginia (“Adviser”), and T. Rowe Price, Associates, Inc., a corporation organized and existing under the laws of Maryland (“Sub-adviser”).
WHEREAS, Adviser has entered into an Investment Management Agreement dated as of the 5th day of December, 2008 (“Management Agreement”) with Homestead Funds, Inc. (“Company”), on behalf of its Growth Fund (“Fund”), which is a series of the Company. The Company is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and
WHEREAS, Adviser, under the Management Agreement, has agreed to provide certain investment advisory and related administrative services to the Fund; and
WHEREAS, the Management Agreement permits the Adviser to delegate certain of its investment advisory duties under the Management Agreement to a sub-adviser; and
WHEREAS, Sub-adviser is engaged principally in the business of rendering investment management services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”); and
WHEREAS, Adviser desires to retain Sub-adviser to furnish certain investment advisory services to the Fund and Sub-adviser is willing to furnish such services;
NOW, THEREFORE, in consideration of the premises and mutual promises herein set forth, the parties hereto agree as follows:
I.	Appointment. (A) Adviser hereby appoints Sub-adviser to provide certain investment advisory services to the Fund for the period and on the terms set forth in this Agreement, and (B) Sub-adviser hereby accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

II.	Additional Series. In the event that the Company has established or establishes one or more series of shares other than the Fund with respect to which Adviser and the Board of Directors of the Company (the “Board”) desires to retain Sub-adviser to render investment advisory services hereunder, Adviser shall so notify Sub-adviser in writing, indicating the advisory fee to be payable with respect to the additional series of shares. If Sub-adviser is willing to render such services on the terms provided for herein, it shall so notify Adviser in writing, whereupon such series shall become a Fund hereunder and shall be added to Schedule 1 of the Agreement.

III.	Duties of Sub-adviser.
A.	Sub-adviser is hereby authorized and directed and hereby agrees to (i) furnish continuously an investment program for the Fund, and (ii) determine from time to time what investments shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held uninvested. Sub-adviser shall perform these duties subject always to (1) the overall supervision of Adviser and the Board, (2) the Company’s Articles of Incorporation and By-laws (as defined below), as amended from time to time, (3) the stated investment objectives, policies and restrictions of the Fund as set forth in the Company’s then current Registration Statement (as defined below), (4) any additional policies or guidelines established by Adviser or the Board that have been furnished in writing to Sub-adviser, (5) applicable provisions of law, including, without limitation, all applicable provisions of the 1940 Act and the rules and regulations thereunder, and (6) the provisions of the Internal Revenue Code of 1986, as amended (“Code”) applicable to “regulated investment companies” (as defined in Section 851 of the Code), as amended from time to time.

B.	Sub-adviser shall have no responsibility with respect to maintaining custody of the Fund’s assets. Sub-adviser shall affirm security transactions with central depositories and advise the custodian of the Fund (“Custodian”), as identified in the Company’s Registration Statement, or such depositories or agents as may be designated by Custodian and Adviser, promptly of each purchase and sale of a Fund security, specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, the commission and gross or net price, the trade date and settlement date and the identity of the effecting broker or dealer. Upon reasonable request of Custodian, Adviser and/or Company, Sub-adviser shall from time to time provide Custodian and Adviser with evidence of authority of its personnel who are authorized to give instructions to Custodian.

C.	Unless Adviser advises Sub-adviser in writing that the right to vote proxies has been expressly reserved to Adviser or the Company or otherwise delegated to another party, Sub-adviser shall exercise voting rights incident to any securities held in the Fund without consultation with Adviser or the Company, provided such materials have been forwarded to the Sub-adviser in a timely fashion by the Custodian and provided that Sub-adviser will follow any written instructions received from Adviser or the Company with respect to voting as to particular issues. Sub-adviser shall further respond to all corporate action matters incident to the securities held in the Fund including, without limitation, proofs of claim in bankruptcy and class action cases and shelf registrations, provided such materials have been forwarded to the Sub-adviser in a timely fashion by the Custodian. Sub-adviser shall provide to Adviser and the Company the Fund’s proxy voting procedures (or summary thereof) and proxy voting records as may be required to comply with all applicable regulatory disclosure and filing requirements.

D.	Sub-adviser shall timely provide such reports, evaluations, information, analyses and data as may be reasonably requested by Adviser or the Company regarding Sub-adviser’s management of the Fund’s assets, including, but not limited to, semiannual written portfolio manager commentary and analysis, portfolio holdings and positions, and country and industry diversification tables.

E.	Upon request of Custodian, Adviser and/or the Company, Sub-adviser shall provide reasonable assistance in connection with the determination of the fair value of securities in the Fund for which market quotations are not readily available.

F.	In the performance of its duties hereunder, Sub-adviser is and shall be an independent contractor and except as expressly provided for herein or otherwise expressly provided or authorized shall have no authority to act for or represent the Fund or the Company in any way or otherwise be deemed to be an agent of the Fund, the Company or of Adviser.
IV.	Compensation. For the services provided pursuant to this Agreement, Sub-adviser shall receive an investment management fee from Adviser computed as set forth in Schedule 1 attached hereto and incorporated herein by reference. The management fee shall be payable monthly in arrears to Sub-adviser on or before the 30th day of the next succeeding calendar month and shall be calculated based on the average daily net assets of the Fund during the month to which the payment relates. If this Agreement becomes effective or terminates before the end of any month, the investment management fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

In calculating the investment management fee, T. Rowe Price shall waive the first breakpoint of 0.50% (50 bps) due it under the attached Schedule 1 of this Agreement. This fee waiver allows RE Advisers to realize the second breakpoint of 0.40% (40 bps) until such time as the assets in the Fund reach the next breakpoint.

V.	Expenses. During the term of this Agreement, Sub-adviser will bear all expenses incurred by it in the performance of its duties hereunder, other than those expenses specifically assumed by the Company hereunder. The Company shall assume and shall pay all brokers’ and underwriting commissions chargeable to the Company in connection with the securities transactions to which the Fund is a party.

VI.	Duties of Adviser.
A.	Adviser has furnished or made available to Sub-adviser copies of each of the following documents and will furnish to Sub-adviser at its principal office all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available:
(1)	The Articles of Incorporation of the Company, as filed with the State of Maryland, as in effect on the date hereof and as amended from time to time (“Articles”);

(2)	The by-laws of the Company as in effect on the date hereof and as amended from time to time (“By-Laws”);

(3)	Resolutions of the Board authorizing the appointment of Adviser and Sub-adviser and approving the form of the Management Agreement and this Agreement;

(4)	The Company’s Registration Statement under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A, as filed with the Securities and Exchange Commission (“SEC”) relating to the Fund and its shares and all amendments thereto (“Registration Statement”);

(5)	The Notification of Registration of the Company under the 1940 Act on Form N-8A as filed with the SEC and any amendments thereto;

(6)	The Fund’s most recent prospectus (the “Prospectus”); and

(7)	Copies of reports made by the Fund to its shareholders.
Adviser shall furnish Sub-adviser with any further documents, materials or information that Sub-adviser may reasonably request to enable it to perform its duties pursuant to this Agreement.

B.	During the term of this Agreement, the Adviser shall furnish by electronic mail or otherwise to the Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser or its clients in any way, at a reasonable time prior to the use thereof. The Adviser shall not use any prospectuses if the Subadviser reasonably objects in writing ten business days (or such other time as may be mutually agreed) after receipt thereof, and shall not use any other such materials if the Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. The Adviser shall ensure that materials prepared by employees or agents of the Adviser or its affiliates that refer to the

Subadviser or its clients in any way are consistent with those materials previously approved by the Subadviser as referenced in the preceding sentence. Upon termination of this agreement for any reason, the Adviser shall as soon as practicable cease and cause the Fund to cease all use of the name “T. Rowe Price.”

C.	The Adviser shall provide (or cause the Fund custodian to provide) timely information to the Sub-Adviser regarding such matters as the composition of the assets of the Fund, borrowings, cash requirements and cash available for investment in the Fund, any applicable investment restrictions imposed by state insurance laws and regulations, and all other reasonable information as may be necessary for the Sub-Adviser to perform its duties and responsibilities hereunder.
VII.	Fund Transactions.
A.	Sub-adviser shall arrange for the execution of all orders for the purchase and sale of securities and other investments for the Fund’s account and will exercise full discretion and act for the Company in the same manner and with the same force and effect as the Company might or could do with respect to such purchases, sales, or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales, or other transactions, including without limitation, management of cash balances in the Fund. Sub-adviser agrees that, in executing Fund transactions and selecting brokers or dealers, if any, it shall use its best efforts to seek on behalf of the Fund the best overall terms available. In assessing the best overall terms available for any transaction, Sub-adviser shall consider all factors it deems relevant, including the breadth of the market in and the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, with respect to the specific transaction and on a continuing basis. It is understood that none of the Funds, the Trust, the Manager nor the Subadviser has adopted a formula for allocation of a Fund’s investment transaction business. It is also understood that it is desirable for each Fund that the Subadviser have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to a Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, in evaluating the best overall terms available, and in selecting the broker or dealer, if any, to execute a particular transaction, Sub-adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (“1934 Act”)) provided to Sub-adviser with respect to the Fund and/or other accounts over which Sub-adviser exercises investment discretion. Sub-adviser may, in its discretion, agree to pay a broker or dealer that furnishes such brokerage or research services a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if Sub-adviser determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities of Sub-adviser with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). Sub-adviser shall, upon reasonable request from Adviser, provide such periodic and special reports describing any such brokerage and research services received and the incremental commissions, net price or other consideration to which they relate.

B.	In no instance will Fund securities be purchased from or sold to Sub-adviser, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

C.	Sub-adviser is hereby authorized to execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons solely in connection with its management of the assets of the Fund. In such respect, and only for this limited purpose, the Sub-adviser shall act as the Adviser’s agent and attorney-in-fact. The Adviser shall provide such assistance to the Sub-adviser in setting up and maintaining brokerage accounts, futures and options accounts, and other accounts as the Sub-adviser shall reasonably request to allow for the purchase or sale of various forms of securities pursuant to this Sub-Advisory Agreement.

D.	Sub-adviser may buy securities for the Fund at the same time it is selling such securities for another client account and may sell securities for the Fund at the time it is buying such securities for another client account. In such cases, subject to Rule 17a-7 under the 1940 Act, and in compliance with such procedures of the Fund as may be in effect from time to time, Sub-adviser may effectuate cross transactions between the Fund and such other account if it deems this to be advantageous. Adviser acknowledges that, in the event of any such cross transaction, Sub-adviser may have a potentially conflicting division of loyalties and responsibilities regarding the Fund and such other client account, and Adviser consents to any such cross transaction. THE FOREGOING CONSENT TO CROSS TRANSACTIONS EFFECTUATED BY SUB-ADVISER MAY BE REVOKED AT ANY TIME BY ADVISER OR THE COMPANY BY WRITTEN NOTICE TO SUBADVISER.

E.	On occasions when Sub-adviser deems the purchase or sale of a security to be in the best interest of the Company as well as other clients of Sub-adviser, Sub-adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by Sub-adviser in the manner Sub-adviser considers to be the most equitable and consistent with its fiduciary obligations to the Company and to its other clients.

VIII.	Ownership of Records. Sub-adviser shall maintain all books and records required to be maintained by Sub-adviser pursuant to the 1940 Act and the rules and regulations promulgated thereunder with respect to investment portfolio transactions on behalf of the Fund. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Sub-adviser hereby agrees (A) that all records that it maintains for the Fund are the property of the Company, (B) to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records that it maintains for the Company and that are required to be maintained by Rule 31a-1 under the 1940 Act, and (C) to surrender promptly to the Company or Adviser any records that it maintains for the Company upon request by the Company or Adviser; provided, however, Sub-adviser may retain copies of such records.

IX.	Reports and Meetings.
A.	Sub-adviser shall timely furnish to the Board or Adviser, or both, as appropriate, such information, reports, evaluations, analyses and opinions as are required by law or that the Board or Adviser, as appropriate, may reasonably mutually agree upon, including, without limitation, compliance reporting and certification with respect to:
1.	Affiliated Brokerage Transactions

2.	Affiliated Underwritings

3.	Cross Transactions

4.	Bunched Trades

5.	Prospectus Compliance

6.	Code of Ethics

7.	Soft Dollar Usage

8.	Price Overrides/Fair Valuation Determinations.

9.	Annual Review of Fund Pursuant to Rule 38a-1 under the 1940 Act
B.	Sub-adviser shall from time to time make available in person to the Board and to Adviser personnel of Sub-adviser as the Board or Adviser may reasonably request to review the investments and the investment program of the Fund and the services provided by Sub-adviser hereunder.
X.	Services to Other Clients. Nothing contained in this Agreement shall limit or restrict (i) the freedom of Sub-adviser, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of Sub-adviser, who may also be a director, officer, or employee of the Company, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

XI.	Sub-adviser’s Use of the Services of Others. Sub-adviser may, at its cost, employ, retain, or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing Sub-adviser or the Company or Fund, as appropriate, with such statistical and other factual information, such advice regarding economic factors and trends, such advice as to occasional transactions in specific securities, or such other information, advice, or assistance as Sub-adviser may deem necessary, appropriate, or convenient for the discharge of its obligations hereunder or otherwise helpful to the Company or the Fund, as appropriate, or in the discharge of Sub-adviser’s overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

XII.	Prohibited Conduct. In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by the Adviser regarding transactions for the Fund in securities or other assets.

XIII.	Liability of Sub-adviser; Indemnification. Neither Sub-adviser nor any of its directors, officers, partners, or employees, agents, or affiliates, nor any person performing executive, administrative, trading, or other functions for the Company, the Fund (at the direction or request of Sub-adviser) or Sub-adviser in connection with Sub-adviser’s discharge of its obligations undertaken or reasonably assumed with respect to this Agreement (collectively, “Related Persons”), shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Company or Fund or (ii) any error of fact or mistake of law contained in any report or data provided by Sub-adviser, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by Sub-adviser or such Related Person of Sub-adviser’s duties on behalf of the Company or Fund or from reckless disregard by Sub-adviser or any such Related Person of the duties of Sub-adviser pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not constitute a waiver or limitation of any rights which the Adviser or the Company may have under any applicable federal securities laws, and shall not relieve Sub-adviser from any responsibility or liability for errors committed by Sub-adviser in connection with the execution of trade orders.

Adviser shall indemnify Subadviser and its Related Persons from and against any Damages arising directly or indirectly out of or in connection with the performance of services by Adviser or its Related Persons under this Agreement or the Management Agreement, in each case, to the extent such Damages result from any willful misfeasance, bad faith, gross negligence or reckless disregard of its duties by Adviser or any of its Related Persons.
XIV.	Liability of Adviser and Company; Indemnification. Neither the Adviser or Company, nor any of their directors, officers, partners, employees, agents, or affiliates, nor any person performing executive, administrative, trading, or other functions for the Adviser or Company in connection with the Adviser’s and Company’s discharge of their obligations undertaken or reasonably assumed with respect to this Agreement

(collectively, “Adviser/Company Related Persons”), shall be liable for (i) any error of judgment or mistake of law or for any loss suffered by the Sub-Adviser or (ii) any error of fact or mistake of law contained in any report or data provided by the Adviser or Company, except for any error, mistake or loss resulting from willful misfeasance, bad faith, or gross negligence in the performance by the Adviser or Fund or such Adviser/Company Related Person of their duties hereunder or from reckless disregard by the Adviser or Company or any Adviser/Company Related Person of their duties pursuant to this Agreement (each of which is referred to as a “Culpable Act”).

Notwithstanding the foregoing, any stated limitations on liability shall not constitute a waiver or limitation of any rights which the Sub-Adviser may have under any applicable federal securities laws, and shall not relieve Adviser from any responsibility or liability for errors committed by Adviser in connection with the execution of trade orders.

Subadviser shall indemnify Adviser and its Related Persons and hold them harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities (collectively, “Damages”) arising directly or indirectly out of or in connection with the performance of services by Subadviser or its Related Persons hereunder to the extent such Damages result from a Culpable Act of Subadviser or its Related Persons.
XV.	Representations of Sub-adviser. Sub-adviser represents, warrants, and agrees as follows:
A.	Sub-adviser (i) is registered as an investment adviser under Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify Adviser of the occurrence of any event that would disqualify Sub-adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

B.	Sub-adviser has adopted a written code of ethics (the “Sub-adviser Code”) complying with the requirements of Rule 17j-1 under the 1940 Act, as may be amended from time to time, and, has provided the Adviser and the Company with a copy of the Sub-adviser Code, together with evidence of its adoption. The Sub-adviser certifies that it has adopted procedures reasonably necessary to prevent “access persons” as defined in Rule 17j-1 (“Access Persons”) from violating the Sub-adviser Code. On a quarterly basis, Sub-adviser will either: (i) certify to Adviser that Sub-adviser and its Access Persons have complied with the Sub-adviser Code with respect to the Fund, or (ii) identify any material violations of the Sub-adviser Code which have occurred with respect to the Fund. In addition, Sub-adviser will furnish at least annually to Adviser and the Board a written report that (a) describes any issues arising under the Sub-adviser Code since the last report to the Board, including, but not limited to, information about material violations of the Sub-adviser Code with respect to the Fund and sanctions imposed in response to the material violations and (b) certifies that the Sub-adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Sub-adviser Code.

C.	Sub-adviser has provided Adviser and the Company, and Adviser and the Company acknowledge having received, a copy of Sub-adviser’s Form ADV as most recently filed with the SEC and, if not so filed, the most recent Part 2 of its Form ADV, and Sub-adviser will, promptly after filing any material amendment to its Form ADV with the SEC, and, if not so filed, any material amendment to Part 2 of its Form ADV, furnish a copy of such amendment to Adviser and the Company.

D.	Sub-adviser has provided Adviser and the Company, and Adviser and Company acknowledge having received, a description or copy of Sub-adviser’s policies and procedures for voting proxies relating to client securities and information concerning how they can obtain information concerning how Sub-adviser has voted proxies relating to securities held by the Fund.

E.	Sub-Adviser has provided Adviser and the Company, and Adviser and the Company acknowledge having received, a copy of the Sub-adviser’s compliance policies and procedures relevant to Sub-Adviser’s investment advisory activities that were adopted pursuant to Rule 206(4)-7 under the Advisers Act.
XVI.	Compliance with Applicable Regulations. In anticipation of performing its duties hereunder, Sub-adviser has established compliance procedures (copies of which have been provided to Adviser, receipt of which is hereby acknowledged by Adviser, and which are subject to review and approval by Adviser and the Board) reasonably designed to ensure compliance at all times with all applicable provisions of the 1940 Act and the Advisers Act, and any rules and regulations adopted thereunder; Subchapter M of the Code; all applicable anti-money laundering laws and regulations; the provisions of the Registration Statement; the provisions of the Articles and the By-Laws of the Company, as the same may be amended from time to time; and any other applicable provisions of state, federal or foreign law.

XVII.	Term of Agreement. This Agreement shall become effective with respect to the Fund on the Effective Date and, with respect to any additional Fund, on the date of receipt by the Adviser of notice from the Sub-adviser in accordance with Section II hereof that the Subscriber is willing to serve as Sub-adviser with respect to such Fund. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the Effective Date with respect to the Fund and, with respect to each additional Fund, for two years from the date on which this Agreement becomes effective with respect to such

Fund. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof, so long as (a) such continuation shall be specifically approved at least annually (i) by either the Board or vote of a majority of the outstanding voting securities of the Fund; (ii) in either event, by the vote of a majority of the Directors of the Company who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (b) Sub-adviser shall not have notified Adviser and the Company, in writing, at least 60 days prior to such approval that it does not desire such continuation. Sub-adviser shall furnish to the Company, upon its request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal, or amendment hereof.

XVIII.	Termination of Agreement. Notwithstanding the foregoing, this Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of such Fund on 90 days’ prior written notice to Sub-adviser. This Agreement may also be terminated by Adviser (i) with respect to a Fund, on 90 days’ prior written notice to Sub-adviser, without the payment of any penalty; (ii) upon material breach by Sub-adviser of any of the representations and warranties set forth in Section XIII of this Agreement, if such breach shall not have been cured within a 20-day period after notice of such breach; or (iii) if Sub-adviser becomes unable to discharge its duties and obligations under this Agreement. Sub-adviser may terminate this Agreement with respect to a Fund at any time, without the payment of any penalty, on 90 days’ prior notice to Adviser. This Agreement shall terminate automatically in the event of its “assignment”, as such term is defined in the 1940 Act, or upon termination of the Management Agreement. Any approval, amendment, or termination of this Agreement with respect to a Fund by the holders of a majority of the outstanding voting securities of such Fund shall be effective to continue, amend or terminate this Agreement with respect to any such Fund notwithstanding (i) that such action has not been approved by the holders of a majority of the outstanding voting securities of any other Fund affected thereby, and/or (ii) that such action has not been approved by the vote of a majority of the outstanding voting securities of the Company, unless such action shall be required by any applicable law or otherwise.

XIX.	Amendments, Waivers, etc. Provisions of this Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought. This Agreement (including any exhibits hereto) may be amended at any time by written mutual consent of the parties, subject to the requirements of the 1940 Act and rules and regulations promulgated and orders granted thereunder.

XX.	Notification. Sub-adviser will notify Adviser within three (3) business days of any change in the key personnel of Sub-adviser with responsibility for making investment decisions in relation to the Fund or who have been authorized to give instructions to Custodian. Sub-adviser shall notify the Adviser and the Company of any change in its ownership that would constitute a change of control within the meaning of the Advisers Act or 1940 Act.
XXI.	Confidentiality. All information furnished by one party to the other party (including their respective agents, employees and representatives) hereunder shall be treated as confidential and shall not to third parties, except as may be necessary to comply with applicable laws, rules and regulations, subpoenas or court orders. Without limiting the foregoing, the Adviser acknowledges that the securities holdings of the Fund constitute information of value to the Sub-Adviser, and agrees: (1) not to use for any purpose, other than for the Adviser or the Fund, or their agents, to supervise or monitor the Sub-Adviser, the holdings or other trading-related information of the Fund; and (2) not to disclose the Fund’s holdings, except: (a) as required by applicable law or regulation; (b) as required by state or federal regulatory authorities; (c) to the Board of Directors of the Fund, counsel to the Board, counsel to the Fund, the administrator or any sub-administrator, the independent accountants and any other agent of the Fund; or (d) as otherwise agreed to by the parties hereto in writing. Further, the Adviser agrees that information supplied by the Sub-Adviser, including approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Sub-Adviser, and the Adviser agrees not to disclose any of the information contained in such materials, except: (i) as required by applicable law or regulation; (ii) as required by state or federal regulatory authorities; (iii) to the Board of Directors of the Fund, counsel to the Board, counsel to the Fund, the administrator or any sub-administrator, the independent accountants and any other agent of the Fund; or (iv) as otherwise agreed to by the parties hereto in writing.

Without limiting the foregoing, the Sub-Adviser agrees that any and all information that it obtains pursuant to this Sub-Advisory Agreement regarding the Adviser or its customers including, but not limited to, approved lists, internal procedures, compliance procedures and any board materials, is valuable to the Adviser and will be used exclusively to fulfill the Sub-Adviser’s obligations hereunder, and will not be disclosed to any other party, including any affiliate of the Sub-Adviser or agent of the Fund, except (i) as necessary for the Sub-Adviser to fulfill its obligations pursuant to this Sub-Advisory Agreement, (ii) as required by applicable law or regulation; (iii) as required by state or federal regulatory authorities; or (iv) as otherwise agreed to by the parties hereto in writing. Notwithstanding the foregoing, the Adviser agrees that the Sub-Adviser may identify it or the Fund as a client in promotional materials.

XXII.	Miscellaneous.
A.	Governing Law. This Agreement shall be construed in accordance with the laws of Virginia without giving effect to the conflicts of laws principles thereof and the 1940 Act. To the extent that the applicable laws of Virginia conflict with the applicable provisions of the 1940 Act, the latter shall control.

B.	Insurance. Sub-adviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount that is reasonable in light of the nature and scope of Sub-adviser’s business activities.

C.	Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

D.	Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

E.	Interpretation. Nothing herein contained shall be deemed to require the Company to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

F.	Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms “majority of the outstanding voting securities,” “affiliated person,” “interested person,” “assignment,” broker,” “investment adviser,” “net assets,” “sale,” “sell,” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

G.	Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Sub-Adviser for this purpose shall be T. Rowe Price Associates, Inc., 100 East Pratt Street, Baltimore, Maryland 21202, Attention: David Oestreicher, Chief Legal Counsel.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

RE ADVISERS CORPORATION

Attest:	/s/ Danielle Sieverling	By:	/s/ Stuart Teach

Name:	Danielle Sieverling	Name:	Stuart Teach
		Title:	Vice President

T. ROWE PRICE ASSOCIATES, INC.

Attest:	/s/ Linda Stevens	By:	/s/ Darrell N. Braman

Name:	Linda Stevens	Name:	Darrell N. Braman
		Title:	Vice President

Schedule 1
to
Investment Sub-Advisory Agreement
By and Between
RE Advisers Corporation
and
T. Rowe Price Associates, Inc.
Dated as of December 5, 2008
Sub-Advisory Fees
0.50% of first $50 million
0.40% of next $50 million
When assets exceed $100 million, the fee is 0.40% on all assets.*
When assets exceed $250 million, the fee is 0.375% on all assets above $250 million.
*A transitional credit is applied to the fee schedule
as assets approach or fall below this breakpoint.

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